Exhibit to Accompany
	Item 77J b
	Form N-SAR

	ICAP Funds, Inc. the Fund


	According to the provisions of Statement of Position 93-2 SOP 93 - 2 Determination, Disclosure and Financial Statement Presentation of Income, Capital Gain and Return of Capital Distributions by Investment
	Companies, the Fund is required to report the accumulated net investment income loss and accumulated net capital gain loss accounts to approximate amounts available for future distributions on a tax basis or to offset future realized capital gains. Accordingly, at December 31, 2001, reclassifications were recorded to increase (decrease)undistributed net investment income by $(1), $25, $1 and $29,860; increase (decrease)accumulated net realized loss on investments and foreign currency transactions by $4,323,826, $0, 0 and $0; and increase (decrease) paid-in-capital in excess of par by $4,323,826, $(25), $1 and $(29,860) for the Discretionary Equity, Equity and Select Equity and Euro Select Equity Portfolios, respectively.

	This reclassification has no impact on the net asset value of the Fund and is designed to present the Fund's capital accounts on a tax basis.